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                                Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                                      Registration No. 333-40147


                       SUPPLEMENT DATED DECEMBER 22, 1997
                     TO PROSPECTUS DATED DECEMBER 18, 1997

                             ______________________

                             JONES INTERCABLE, INC.
                              CLASS A COMMON STOCK
                             ______________________


     Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc., each a Selling Shareholder, have sold 136,946, 48,705, 23,472 and 877 shares, respectively, of Class A Common Stock of Jones Intercable, Inc. (the "Shares") for an aggregate sales price of $3,255,000.00 through Lehman Brothers Inc. The Shares were sold to Lehman Brothers Inc. for a net price of $15.50 per share.